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                                                                  EXHIBIT 7


          This agreement is dated as of April 29, 1993

between Agway, Inc. and Agway Holdings Inc. (together,

'Agway') and Curtice-Burns Foods, Inc. ('Curtice-Burns').

          Agway owns a controlling interest in Curtice-Burns

through its ownership of essentially all the outstanding

Class B common shares of Curtice-Burns ('B shares') as well

as a number of the outstanding Class A common shares of

Curtice-Burns ('A shares').  Through its ownership of the B

shares, Agway has the right to elect 70% of the directors

currently constituting the board of directors of Curtice-

Burns (the 'Board').

          In response to an investigation by Agway of the

possible sale of its B shares, the Board has created a

committee of three of its independent directors to consider

all aspects of any proposed transaction (a 'Transaction')

which may result in a change of control of Curtice-Burns and to recommend to the Board what action, if any, should be

taken by Curtice-Burns with regard to a Transaction,

including the proposed sale by Agway of its B shares.

          Agway and Curtice-Burns each have confidence in

the intention and ability of their respective directors and

officers to perform their responsibilities and duties with

regard to a Transaction.  Accordingly, in order to

facilitate the free and full consideration by the directors

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and officers of Agway and Curtice-Burns of the issues which they may be required to resolve, it is therefore agreed as

follows:

          1.  Agway hereby unconditionally and irrevocably

releases and discharges the directors and officers of

Curtice-Burns, or any of them, in their capacity as

directors or officers (as the case may be), and any heirs or legatees of such persons, of and from all manner of actions,

causes of action, suits, debts, liabilities, contracts,

controversies, agreements, promises, claims and demands

whatsoever, in law or in equity, that Agway ever had, now

has, or shall or may have, for, upon or by reason of any

matter arising out of or relating to a Transaction.  Agway

agrees that it shall not directly sue or otherwise make any

claim with regard to a Transaction against the directors or

officers of Curtice-Burns, or any of them, because of their

acting as directors or officers (as the case may be) of

Curtice-Burns.

          2.  Curtice-Burns hereby unconditionally and

irrevocably releases and discharges the directors and

officers of Agway, or any of them, in their capacity as

directors or officers (as the case may be), and any heirs or legatees of such persons, of and from all manner of actions,

causes of action, suits, debts, liabilities, contracts,

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controversies, agreements, promises, claims and demands

whatsoever, in law or in equity, that Curtice-Burns ever

had, now has, or shall or may have, for, upon or by reason

of any matter arising out of or relating to a Transaction.

Curtice-Burns agrees that it shall not directly sue or

otherwise make any claim with regard to a Transaction

against the directors or officers of Agway, or any of them,

because of their acting as directors or officers (as the

case may be) of Agway.

          3.  Notwithstanding anything herein to the

contrary, nothing in this agreement shall be construed to

prevent, proclude or in any way inhibit the right of Agway

or Curtice-Burns to sue or otherwise assert any claim

against the other arising out of or relating to a

Transaction.

          4.  Agway and Curtice-Burns intend, and it is a

basis of this agreement, that the rights, duties, privileges and obligations of Agway and Curtice-Burns under this

agreement are reciprocal.  If any part of this agreement is

finally determined by a court of competent jurisdiction to

be invalid or unenforceable, then this agreement shall be

thereby modified and reformed so that the remaining parts of this agreement provide for full reciprocity of the rights,

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duties, privileges and obligations of Agway and of Curtice-

Burns.

          5.  This agreement is subject to the approval of

the Boards of Directors of Agway and Curtice-Burns.

                         Agway, Inc.


                         By:  /s/ Peter J. O'Neill
                            ----------------------------
                         Title:  Senior Vice President
                                 -----------------------

                         Agway Holdings Inc.

                         By:  /s/ Donald P. Cardarelli
                            ----------------------------
                         Title:  Vice President, Treasurer
                                 -----------------------


                         Curtice-Burns Foods, Inc.


                         By:  /s/ J. William Petty
                            ----------------------------
                         Title:  President
                                 -----------------------